As filed with the U.S. Securities and Exchange Commission on April 16, 2024

Registration No. 333-174127

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Senstar Technologies Ltd.
(Exact name of registrant as specified in its charter)

Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10th Floor, Gibor Sport Tower 7 Menachem Begin Road
Ramat Gan 5268102, Israel
Tel: +1-613-839-5572
(Address, including zip code, and telephone number, including area code, of registrant’s Principal Executive Offices)

Senstar Inc.
13800 Coppermine Road
2nd Floor Suite 221
Herndon, VA 20171
United States
Tel: +1-613-839-5572
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tuvia J. Geffen, Adv. Naschitz, Brandes, Amir & Co. 5 Tuval Street Tel-Aviv 6789717, Israel Tel: +972-3-623-5000	Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 28 Liberty Street New York, NY 10005 Tel: (212) 238-8605

2010 INCENTIVE OPTION SCHEME
(Full title of the plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-174127) filed with the Securities and Exchange Commission by Senstar Technologies Ltd., a company organized under the laws of the State of Israel (the “Registrant”) on May 11, 2011, pertaining to the registration of 510,575 ordinary shares, par value NIS 1.0 per share, for issuance under the Registrant’s 2010 Incentive Option Scheme (the “Registration Statement”).

On September 26, 2023, the Registrant, Senstar Technologies Corporation, a newly established Ontario corporation (“Senstar-Ontario”) and Can Co Sub Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Senstar-Ontario (“Merger Sub”) entered into a merger agreement (the “Merger Agreement”), pursuant to which on March 18, 2024, Merger Sub was merged with and into the Registrant, with the Registrant surviving the Merger as a wholly-owned subsidiary of Senstar-Ontario. Pursuant to the Merger Agreement, the Registrant agreed to become domiciled in Ontario and become Senstar-Ontario, an Ontario organized company. Beginning on March 19, 2024, the common shares of Senstar-Ontario (as the successor to the Registrant), continued to be listed for trading on Nasdaq under the ticker symbol “SNT”.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby amends the Registration Statement to remove from registration the shares registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramat Gan, Israel, on April 16, 2024.

SENSTAR TECHNOLOGIES LTD.
(registrant)

By:	/s/ Gillon Beck
Name:	Gillon Beck
Title:	Director and Principal Executive Officer